Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442	Media Relations Contact: Ann Nishida, Hawaiian Telcom (808) 546-1888

For Immediate Release

Hawaiian Telcom Reports Fourth Quarter and Full Year 2007 Results

HONOLULU (Monday, March 31, 2008) — Hawaiian Telcom Communications, Inc. today reported financial results for its fourth quarter and full year 2007.  Quarterly highlights for the Company include:

•                  The completion of the sale of its Directory publishing business to Local Insight Media, L.P. for $435 million, subject to certain adjustments.

•                  The prepayment of $160 million principal amount of its Tranche C Term Loan and the subsequent first quarter 2008 prepayment of $211 million and $50 million principal amount of its Tranche C Term Loan and Revolving Loans, respectively.

•                  Quarterly net income of $109.9 million, primarily attributable to the sale of the Directory publishing business, compared to a quarterly net loss of $29.9 million in the same period a year ago.  Full year 2007 net income was $117.3 million compared to a net loss of $144.6 million in 2006.

•                  Quarterly operating revenue of $116.4 million, which resulted in Adjusted EBITDA (as defined herein) of $29.6 million.  Revenue for the full year 2007 totaled $483.7 million, a decline of $19.5 million or 4 percent from 2006, which resulted in Adjusted EBITDA of $157.3 million, up 1 percent from 2006.

“Hawaiian Telcom experienced a very challenging 2007, and since joining the Company earlier this year I have had the pleasure of meeting and talking with many employees, who in spite of the challenges have demonstrated a steadfast commitment to serving our customers,” said Stephen  F. Cooper, Hawaiian Telcom’s chief executive officer.  “We have expanded the management team to include a broader representation of the Company and are currently evaluating options that will sharpen our operational focus so we can realize the long-term potential of this Company.”

Fourth Quarter 2007 Results

Revenues

Fourth quarter consolidated revenue was $116.4 million, $4.0 million below the prior quarter and 6.6 percent lower than that of the previous year’s fourth quarter, driven principally by the decline in switched access lines.

Local services revenue was $51.8 million, down 0.8 percent from the prior quarter, and down 5.3 percent from the previous year’s fourth quarter, primarily due to a corresponding 2.2 percent and 7.0 percent quarter-over-quarter and year-over-year decline in switched access lines.

Fourth quarter network access services revenue was $33.7 million, down 3.3 percent from the prior quarter and down 9.3 percent from the previous year’s fourth quarter, primarily due to the decline in switched access lines as well as reserves established for carrier wholesale disputes.

Revenue from long distance services was $8.8 million in the fourth quarter, a decline of 10.8 percent from the same period a year ago.  This decrease was largely due to the decline in switched access lines, an overall decline in international usage as well as a reduction in average rate per minute in connection with certain international rate plans.

In the fourth quarter HSI revenue was up 1.6 percent to $8.9 million versus the prior quarter, but decreased 3.5 percent from that of the previous year’s fourth quarter, primarily due to certain promotional pricing programs.  Fourth quarter total HSI subscribers were approximately 93,450, up 1.0 percent from the prior quarter.

Operating Expenses

Fourth quarter operating expenses, exclusive of depreciation and amortization and non-recurring costs, were up 8.3 percent to $86.8 million when compared with the prior quarter operating expenses of $80.2 million, and up 4.4 percent when compared with the previous year’s fourth quarter.  The increase was largely related to an increase in bad debt expense recorded in the quarter, as well as high levels of overtime as a result of severe weather conditions experienced in Hawaii in the fourth quarter of 2007.

Full Year 2007 Results

Revenues

For the full year, total revenue was $483.7 million, a decline of $19.5 million or 3.9 percent from 2006.  The year over year decline was principally attributable to an overall 7.0 percent decline in switched access lines, which impacted local services, network access and long distance revenues.  These declines were partially offset by higher levels of installation and maintenance revenues for customer premise equipment.

Operating Expenses

For the full year, operating expenses, exclusive of depreciation and amortization and non-recurring costs, were $326.3 million, a decrease of 6.0 percent to 2006.  The year over year decrease was largely related to lower labor costs as a result of cost reduction initiatives as well as lower bad debt expense during 2007.

Loss from Continuing Operations/EBITDA Reconciliation

To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles (GAAP), we use Adjusted EBITDA for debt compliance and management reporting purposes as a non-GAAP financial measure.  Adjusted EBITDA is a non-GAAP financial measure used by management to evaluate the effectiveness of the Company’s operating performance and to enhance the comparability between periods.  Our use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA from continuing operations for the fourth quarter 2007 was $29.6 million and for the full year 2007 was $157.3 million.  Adjusted EBITDA was determined as follows (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Loss from continuing operations	$(20,388)	$(26,216)	$(65,205)	$(137,358)
Provision (benefit) for income taxes	(52,900)	939	(47,700)	2,482
Interest expense and other income and expense, net	22,538	20,519	84,190	79,829
Loss on early extinguishment of debt	1,516	0	9,296	0
Depreciation and amortization	41,311	36,373	159,872	163,967
EBITDA from continuing operations	(7,923)	31,615	140,453	108,920
Settlement with BearingPoint	3,462	0	(42,219)	0
Intangible asset impairment	21,900	0	21,900	0
Non-recurring costs	12,144	9,875	37,202	47,108
Adjusted EBITDA from continuing operations	$29,583	$41,490	$157,336	$156,028

Cash & Liquidity

At the end of the fourth quarter, Hawaiian Telcom had drawn $57.0 million under its committed $200.0 million revolving credit facility, up from $35.0 million at the end of the third quarter.  At the end of the fourth quarter, $32.8 million was available subject to covenants and a $0.2 million outstanding letter of credit.  In January 2008, the Company prepaid $211.0 million and $50.0 million principal amounts of its Tranche C Term Loan and Revolving Loans, respectively.  As a result of this $50.0 million Revolving Loan prepayment, the Company requested a permanent reduction in the revolver commitment to $150.0 million.

At the end of fourth quarter, the Company had $8.8 million in cash and cash equivalents compared to $11.1 million at the end of the third quarter and $4.8 million a year ago.  Cash and cash equivalents at December 31, 2007 excludes segregated cash of $271.5 million, which represents remaining proceeds from the sale of the Directories publishing segment.  The segregated cash was utilized to make the debt prepayments in January 2008, as described above.

Capital expenditures for the fourth quarter were $27.7 million and $97.6 million for full year 2007.  Year-end net debt, representing total debt less cash and cash equivalents and segregated cash, totaled $972.5 million, down $430.0 million from year-end 2006.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year results at 9:00 a.m. (Eastern Time), or 3:00 a.m. (Hawaii Time) on Monday, March 31st, 2008.

To access the call, participants should dial (877) 381-5057 (US/Canada), or (706) 679-4138 (International) five minutes prior to the start of the call.  A telephonic replay of the conference call will be available one hour after the conclusion of the call until 11:00 a.m. (Eastern Time), or 5:00 a.m. (Hawaii Time) April 7th, 2008.  Access the replay by dialing (800) 633-8625 and entering confirmation code 21378780.  Alternatively, the replay can be accessed by dialing (402) 977-9141 and entering confirmation code 21378780.

Use of Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, and depreciation and amortization.  Adjusted EBITDA is EBITDA plus items related to our purchase of Verizon Hawaii affecting comparability, such as Directories deferrals resulting from purchase accounting and non-recurring costs not expected to occur regularly in the ordinary course of business.  The Company believes both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measures for investors because they are used by our Board and management to evaluate performance, enhance comparability between periods and make operating decisions as well as for covenant compliance purposes under the senior credit facility.  Our use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s annual report on Form 10-K for the fiscal year ended December 31, 2007. The information contained in this release is as of December 31, 2007. It is anticipated that subsequent events and developments will cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, and wireless services.

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Hawaiian Telcom Communications, Inc.

Consolidated Statements of Operations

(Dollars in thousands)

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006

Operating revenues	$483,676	$503,135	$116,401	$124,643

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	190,238	214,535	49,959	44,449
Selling, general and administrative	173,304	179,680	49,003	48,579
Settlement with BearingPoint	(42,219)	—	3,462	—
Intangible asset impairment	21,900	—	21,900	—
Depreciation and amortization	159,872	163,967	41,311	36,373

Total operating expenses	503,095	558,182	165,635	129,401

Operating loss	(19,419)	(55,047)	(49,234)	(4,758)

Other income (expense):
Interest expense	(85,945)	(80,256)	(23,928)	(20,622)
Loss on early extinguishment of debt	(9,296)	—	(1,516)	—
Interest income and other, net	1,755	427	1,390	103

Total other expense	(93,486)	(79,829)	(24,054)	(20,519)

Loss from continuing operations before provision for income taxes	(112,905)	(134,876)	(73,288)	(25,277)

Provision (benefit) for income taxes	(47,700)	2,482	(52,900)	939

Loss from continuing operations	(65,205)	(137,358)	(20,388)	(26,216)

Income (loss) from discontinued operations, net of tax	182,531	(7,279)	130,297	(3,666)

Net income (loss)	$117,326	$(144,637)	$109,909	$(29,882)

Hawaiian Telcom Communications, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except share information)

	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$8,772	$4,752
Segregated cash	271,464	—
Receivables, net	65,392	100,370
Material and supplies	6,600	9,915
Prepaid expenses	3,343	4,894
Other current assets	4,890	7,690
Total current assets	360,461	127,621
Property, plant and equipment, net	794,051	818,172
Deferred financing and other assets	25,891	46,372
Intangible assets, net	457,437	583,220
Goodwill	—	136,779

Total assets	$1,637,840	$1,712,164

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$54,099	$91,690
Accrued expenses	27,396	23,941
Income taxes payable	1,150	—
Advance billings and customer deposits	15,496	15,540
Current maturities of long-term debt	263,000	26,500
Other current liabilities	16,648	3,764
Total current liabilities	377,789	161,435
Long-term debt	989,700	1,380,500
Deferred income taxes	—	10,300
Employee benefit obligations	57,176	50,874
Other liabilities	11,695	7,016
Total liabilities	1,436,360	1,610,125

Commitments and contingencies

Stockholder’s equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	428,565	428,118
Accumulated other comprehensive income (loss)	(6,696)	11,636
Accumulated deficit	(220,389)	(337,715)
Total stockholder’s equity	201,480	102,039

Total liabilities and stockholder’s equity	$1,637,840	$1,712,164

Hawaiian Telcom Communications, Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,
	2007	2006

Cash flows from operating activities:
Net income (loss)	$117,326	$(144,637)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	162,443	172,732
Deferred income taxes, net	(10,300)	6,200
Employee retirement benefits	6,005	6,733
Provision for uncollectibles	16,290	25,563
Write-down of software costs	22,055	—
Loss on early extinguishment of debt	9,296	—
Intangible asset impairment	21,900	—
Gain on sale of directories publishing segment	(231,788)	—
Changes in operating assets and liabilities:
Receivables	13,135	(49,248)
Material and supplies	3,315	(4,204)
Other current assets	1,245	(1,876)
Accounts payable and accrued expenses	(36,940)	29,435
Other current liabilities	2,414	(5,743)
Other, net	5,112	3,344
Net cash provided by operating activities	101,508	38,299

Cash flows from investing activities:
Capital expenditures	(97,640)	(106,868)
Proceeds from sale of directories publishing segment	437,282	—
Transfer and use of segregated cash	(271,464)	—
Proceeds on sale of investments	800	2,500
Other	(5,818)	—
Net cash provided by (used in) investing activities	63,160	(104,368)

Cash flows from financing activities:
Issuance of common stock	—	—
Proceeds from issuance of debt	985,000	443,000
Repayment of debt	(1,139,300)	(382,500)
Payment of debt issue costs	(6,348)	—
Net cash provided by (used in) financing activities	(160,648)	60,500

Net change in cash and cash equivalents	4,020	(5,569)
Cash and cash equivalents, beginning of period	4,752	10,321

Cash and cash equivalents, end of period	$8,772	$4,752